EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 10, 2004 in the Registration Statement (Form S-1) and related Prospectus of MediciNova, Inc. for the registration of its common shares to be filed with the Securities and Exchange Commission on or about September 30, 2004.

/s/    ERNST & YOUNG LLP

San Diego, California

September 28, 2004